Exhibit 2.1

Stock Exchange Agreement

THIS STOCK EXCHANGE AGREEMENT (this “Agreement”) dated as of December 14, 2017, is by, between, and among IIOT-OXYS, Inc., a Nevada corporation (“IIOT”), HereLab, Inc., a Delaware corporation (“HereLab”), and its shareholders, Patrick Phillips and Andrew Lindsay, individuals (the “Shareholders”). Certain capitalized terms used in this Agreement are defined in ARTICLE XII of this Agreement.

WITNESSETH:

WHEREAS, IIOT desires to acquire HereLab, and HereLab desires to be acquired by IIOT in an acquisition transaction through the exchange of all of the outstanding equity stock of HereLab solely for shares of common stock of IIOT pursuant to the terms hereinafter set forth (the “Exchange”);

WHEREAS, the respective Boards of Directors of HereLab and IIOT have approved and declared advisable the Exchange upon the terms and subject to the conditions of this Agreement, and in accordance with corporate laws of the State of Nevada applicable to for-profit corporations (the Nevada Revised Statutes (the “NRS”)) and the corporate laws of the State of Delaware applicable to for-profit corporations (the General Corporation Law of the State of Delaware (the “DGCL”));

WHEREAS, the respective Boards of Directors of HereLab and IIOT have determined that the Exchange is in furtherance of and consistent with their respective business strategies and is in the best interest of their respective shareholders; and

WHEREAS, the parties hereto each intends, for federal income tax purposes, that the Exchange contemplated hereby constitute a reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I.

ADOPTION OF AGREEMENT

1.1               The Exchange. Upon the terms and subject to the satisfaction or waiver of the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.2 herein), in accordance with the relevant provisions of the NRS and DGCL, the parties shall consummate the Exchange. Upon completion of the Exchange, HereLab will become a wholly owned subsidiary of IIOT.

1.2               Effective Time of Exchange. Upon Closing Articles of Exchange (the “Articles of Exchange”) shall be filed with the Nevada Secretary of State in accordance with Section 92A.200 of the NRS. The date and time of filing of the Articles of Exchange shall be the “Effective Time”.

ARTICLE II.
EXCHANGE OF SHARES

2.1               Transfer of Outstanding HereLab Shares to IIOT. On the Closing Date the Shareholders shall transfer to IIOT on the stock records of HereLab all of their uncertificated shares of common stock of HereLab (the “HereLab Shares”), which in the aggregate shall represent all of the issued and outstanding shares of the common stock of HereLab.

2.2               Issuance of Shares to the Shareholders. In exchange for the transfer of the HereLab Shares pursuant to Section 2.1. hereof, IIOT shall on the Closing Date and contemporaneously with such transfer of the HereLab Shares to it by the Shareholders, issue and deliver to the Shareholders on a pro rata basis 1,650,000 shares of common stock of IIOT (the “IIOT Shares”). The rate of exchange of the IIOT Shares for the HereLab Shares shall be one-for-one.

2.3               Restricted Stock. The IIOT Shares to be issued pursuant to the Exchange shall not have been registered and shall be characterized as “restricted securities” under the federal securities laws, and under such laws such shares may be resold without registration under the Securities Act only in certain limited circumstances. Each certificate evidencing the HereLab Shares to be issued pursuant to the Exchange shall bear an appropriate restrictive legend in accordance with Rule 144 under the Securities Act.

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ARTICLE III.
CLOSING

3.1               Closing Date. The closing of the Exchange and the consummation of the other transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of IIOT legal counsel at 1656 Reunion Avenue, Suite 250, South Jordan, Utah, on a day and at a time mutually agreed by the parties on or before December 31, 2017 (the “Closing Date”). If a party hereto is not in attendance at the Closing, Closing may be held by conference call and delivery of the stock certificate representing the IIOT Shares and signed agreements shall be via Federal Express to the address set forth in this Agreement or such other address that the party has provided to counsel.

3.2               Execution of Exchange Documents. On the Closing Date, the parties hereto shall cause the Exchange to be consummated by filing the Articles of Exchange with the Nevada Secretary of State, together with any required or related certificates in such form as required by, and executed in accordance with, the relevant provisions of the NRS or DGCL. The Exchange shall be effective as of the Effective Time.

3.3               HereLab and Shareholders Closing Deliverables. At the Closing HereLab and Shareholders must deliver the following items to consummate the Closing of this Agreement:

(a)               Resolutions of the Board of Directors and shareholders of HereLab approving and authorizing the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and thereby, including the Exchange;

(b)               The executed Articles of Exchange;

(c)               Evidence of transfer of the HereLab shares from the Shareholders to IIOT on the transfer books of HereLab;

(d)               Representation forms from each of the Shareholders evidencing compliance with Rule 506(b) of Regulation D promulgated by the SEC in connection with the issuance of the IIOT Shares; and

(e)               All other instruments and documents that IIOT or its counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by HereLab on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

3.4               IIOT Deliverables. At the Closing IIOT must deliver the following items to consummate the Closing of this Agreement:

(a)               Resolutions of the Board of Directors of IIOT approving and authorizing the execution, delivery and performance of this Agreement, the consummation of the transactions contemplated hereby and thereby, including the Exchange;

(b)               The executed Articles of Exchange;

(c)               Irrevocable instructions to the transfer agent directing the issuance of the stock certificates representing the IIOT Shares; and

(d)               All other instruments and documents that HereLab, the Shareholders or their counsel, in the reasonable exercise of their reasonable discretion, shall deem to be necessary: (i) to fulfill any obligation required to be fulfilled by IIOT on the Closing Date; and (ii) to evidence satisfaction of any conditions to Closing.

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ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF IIOT

IIOT represents and warrants to HereLab that all of the statements contained in this ARTICLE IV are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

4.1              Due Incorporation; Foreign Qualification. IIOT is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted. True, correct and complete copies of the Articles of Incorporation and Bylaws of IIOT have been delivered to HereLab and the Shareholders. Except for OXYS Corp., IIOT does not have any wholly or partially owned subsidiaries and does not own any economic, voting or management interests in any other Person. IIOT is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in or cause a IIOT Material Adverse Effect.

4.2              Due Authorization. IIOT has full power and authority to enter into this Agreement and the Articles of Exchange, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by IIOT of this Agreement have been duly and validly approved and authorized by the Board of Directors of IIOT and no other actions or proceedings on the part of IIOT is necessary to authorize this Agreement, the Articles of Exchange, and the transactions contemplated hereby and thereby. IIOT has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of IIOT, enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

4.3              Consents; Non-Contravention.

(a)               Except for the filing of the Articles of Exchange with the Nevada Secretary of State, as applicable, filings required by applicable federal and state securities laws, no Permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by IIOT of this Agreement or the Articles Exchange, or the consummation of the transactions contemplated hereby or thereby, or for the lawful continued operation by IIOT following the Effective Time of the business currently conducted by IIOT.

(b)               Except as would not result in or cause a IIOT Material Adverse Effect, the execution, delivery and performance by IIOT of this Agreement and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract or Permit; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of IIOT under any material Contract to which IIOT is a party or by which IIOT or any of its assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of IIOT or indebtedness secured by IIOT’s assets or properties; (v) violate or conflict with any provision of the Articles of Incorporation or Bylaws of IIOT; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of IIOT except as provided for in this Agreement.

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4.4              Capitalization. The authorized capital stock of IIOT consists of 190,000,000 shares of IIOT common stock (the “IIOT Common Stock”) and 10,000,000 shares of IIOT Preferred Stock. There are issued and outstanding 38,453,328 shares of IIOT Common Stock and no shares of IIOT Preferred Stock. All of the issued and outstanding shares of IIOT Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith. No shares of IIOT’s capital stock are subject to preemptive rights or any other similar rights or any Liens or encumbrances suffered or permitted by IIOT; (ii) there are no outstanding convertible debt securities; (iii) except for 350,000 reserved for issuance to a consultant, there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of IIOT, or contracts, commitments, understandings or arrangements by which IIOT is or may become bound to issue additional shares of capital stock of IIOT or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of IIOT; (iv) there are no agreements or arrangements under which IIOT is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of IIOT which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which IIOT is or may become bound to redeem a security of IIOT; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; (vii) Except for the 2017 Stock Awards Plan, IIOT does not have any stock appreciation rights plans or agreements or any similar plan or agreement; and (viii) there is no dispute as to the class of any shares of IIOT’s capital stock. The Common Stock of IIOT is quoted on the OTCQB platform of OTC Markets.

4.5              SEC Reports; Financial Statements. To the Knowledge of IIOT, it has filed all reports, schedules, forms, statements and other documents required to be filed by IIOT under the Securities Act and the Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as IIOT was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the “SEC Reports”) on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, to the Knowledge of IIOT, the SEC Reports complied in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the SEC Reports, when filed, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. To the Knowledge of IIOT, the consolidated financial statements of IIOT included in the SEC Reports (the “IIOT Financial Statements”) comply in all material respects with applicable accounting requirements and the rules and regulations of the SEC with respect thereto as in effect at the time of filing. Based upon the report of the auditor of the IIOT Financial Statements, such financial statements have been prepared in accordance with GAAP (except (i) as may be otherwise indicated in the IIOT Financial Statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and, to the Knowledge of IIOT, fairly present in all material respects the financial position of IIOT on a consolidated basis as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject, in the case of unaudited statements, to normal, immaterial, year-end audit adjustments.

4.6              Liabilities. There are no liabilities of IIOT, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of IIOT, its agents or servants occurring prior to the period covered by the IIOT Financial Statements which are not disclosed by or reflected in the IIOT Financial Statements. To the Knowledge of IIOT, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of IIOT.

4.7              Material Changes; Undisclosed Events, Liabilities or Developments. Since the period covered by the IIOT Financial Statements, (i) there has been no event, occurrence or development that has had or that could reasonably be expected, individually or in the aggregate, to result in or cause a IIOT Material Adverse Effect, (ii) IIOT has not incurred any liabilities (contingent or otherwise) other than trade payables and accrued expenses incurred in the ordinary course of business consistent with past practice, (iii) IIOT has not altered its method of accounting, (iv) IIOT has not declared or made any dividend or distribution of cash or other property to its stockholders or purchased, redeemed or made any agreements to purchase or redeem any shares of its capital stock, and (v) IIOT has not issued any equity securities to any officer, director or Affiliate. IIOT has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar law nor does IIOT or the Shareholder have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings.

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4.8              Taxes. All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by IIOT, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of IIOT, except as provided for in the IIOT Financial Statements, or have been incurred in the normal course of business of IIOT since that date. All tax returns of any kind required to be filed have been filed and the taxes paid. There are no disputes as to taxes of any nature payable by IIOT.

4.9              Patents and Trademarks. IIOT has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business and which the failure to so have could have or cause an IIOT Material Adverse Effect (collectively, the “IIOT Intellectual Property Rights”). IIOT has not received a notice (written or otherwise) that any of the IIOT Intellectual Property Rights used by IIOT violates or infringes upon the rights of any Person. To the knowledge of IIOT, all such IIOT Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the IIOT Intellectual Property Rights. IIOT has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have or cause an IIOT Material Adverse Effect.

4.10            Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of IIOT, threatened against IIOT or any of its officers or directors in their capacity as such, or any of its properties or businesses, and IIOT has no Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing. IIOT is not subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. IIOT has not entered into any agreement to settle or compromise any proceeding pending or threatened in writing against it which has involved any obligation for which IIOT or its properties or business has any continuing obligation. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of IIOT, threatened by or against IIOT with respect to this Agreement or the Articles of Exchange, or in connection with the transactions contemplated hereby or thereby, and IIOT has no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

4.11            Consents and Approvals. IIOT has obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement.

4.12            Brokers. Neither IIOT nor any of its agents or representatives has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

4.13            Board Approval. The Board of Directors of IIOT, by unanimous written consent, duly adopted resolutions: (a) approving and declaring advisable this Agreement, the Exchange and the transactions contemplated hereby; (b) determining that the terms of the Exchange are fair to and in the best interests of IIOT and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

4.14            Completion of Due Diligence. Prior to execution of this Agreement, IIOT or its representatives was granted access to all the facilities, properties, books, Contracts, commitments and records of HereLab reasonably requested by IIOT or its representatives, and IIOT was furnished with any and all information concerning HereLab which IIOT or its representatives reasonably requested.

4.15            Disclosure. All of the disclosure furnished by or on behalf of IIOT to HereLab or any Shareholder regarding IIOT, its business and the transactions contemplated hereby, including the disclosure schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

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ARTICLE V.
REPRESENTATIONS OF HereLab and the Shareholders

HereLab and each of the Shareholders, jointly and severally, represent and warrant to IIOT that all of the statements contained in this ARTICLE V are true as of the date of this Agreement (or, if made as of a specified date, as of such date) except as otherwise provided in this Agreement.

5.1              Due Incorporation; Foreign Qualification. HereLab is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being owned, leased, operated and conducted. True, correct and complete copies of the Certificate of Incorporation and Bylaws of HereLab have been delivered to IIOT. The Shareholders are collectively the sole shareholders of HereLab. HereLab is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in or cause a HereLab Material Adverse Effect.

5.2              Due Authorization. Each of HereLab and the Shareholders has full power and authority to enter into this Agreement and the Articles of Exchange, as applicable, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by HereLab of this Agreement have been duly and validly approved and authorized by its Board of Directors and its shareholders, and no other actions or proceedings on the part of HereLab is necessary to authorize this Agreement, the Articles of Exchange, and the transactions contemplated hereby and thereby. Each of HereLab and the Shareholders has duly and validly executed and delivered this Agreement. This Agreement constitutes the legal, valid and binding obligation of each of HereLab and the Shareholders enforceable in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or other laws from time to time in effect which affect creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3              Consents; Non-Contravention.

(a)                Except for the filing of the Articles of Exchange with the Nevada Secretary of State and filings required by applicable federal and state securities laws, no Permit, consent, authorization or approval of, or filing or registration with, any Governmental Authority or any other Person not a party to this Agreement, is necessary in connection with the execution, delivery and performance by HereLab and Shareholders of this Agreement or the Articles Exchange, or the consummation of the transactions contemplated hereby or thereby.

(b)                Except as would not result in or cause a HereLab Material Adverse Effect, the execution, delivery and performance by HereLab of this Agreement and the Articles of Exchange do not and will not (i) violate any Law; (ii) violate or conflict with, result in a breach or termination of, or constitute a default (or a circumstance which, with or without notice or lapse of time or both, would constitute a default) under any material Contract or Permit; (iii) give any third party any additional right (including a termination right) under, permit cancellation of, or result in the creation of any Lien (except for any Lien for taxes not yet due and payable) upon any of the assets or properties of HereLab under any material Contract to which HereLab is a party or by which HereLab or any of their assets or properties are bound; (iv) permit the acceleration of the maturity of any indebtedness of HereLab or indebtedness secured by such entity’s assets or properties; (v) violate or conflict with any provision of the Certificate of Incorporation or Bylaws of HereLab; or (vi) result in the activation of any anti-dilution rights or a reset or repricing of any debt or security instrument of any creditor or equity holder of HereLab, except as provided for in this Agreement.

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5.4              Capitalization. The authorized capital stock of HereLab consists of 10,000,000 shares of common stock (the “HereLab Common Stock”), par value $0.00001 per share. As of the date of this Agreement and Closing, there are issued and outstanding 1,650,000 shares of HereLab Common Stock. The Shareholders are the sole owners of record and sole beneficial owners (as defined in Rule 13d-3 under the Exchange Act) of the 1,650,000 outstanding shares of HereLab Common Stock. All of the issued and outstanding shares of HereLab Common Stock are validly issued, fully paid and non-assessable and the issuance thereof was not subject to preemptive rights or was issued in compliance therewith. No shares of HereLab’s capital stock are subject to preemptive rights or any other similar rights or any Liens or encumbrances suffered or permitted by HereLab; (ii) there are no outstanding debt securities; (iii) there are no outstanding shares of capital stock, options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of HereLab, or contracts, commitments, understandings or arrangements by which HereLab is or may become bound to issue additional shares of capital stock of HereLab or options, warrants, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any shares of capital stock of HereLab; (iv) there are no agreements or arrangements under which HereLab is obligated to register the sale of any of its securities under the Securities Act; (v) there are no outstanding securities of HereLab which contain any redemption or similar provisions, and there are no contracts, commitments, understandings or arrangements by which HereLab is or may become bound to redeem a security of HereLab; (vi) there are no securities or instruments containing anti-dilution or similar provisions that will be triggered by the issuance of the shares as described in this Agreement; and (vii) there is no dispute as to the class of any shares of HereLab’s capital stock.

5.5              Financial Statements. HereLab’s unaudited financial statements as of and for the period from inception (February 27, 2017) through September 30, 2017 (the “HereLab Financial Statements”) were prepared in accordance with GAAP and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. HereLab Financial Statements fairly present in all material respects the financial position of HereLab as of and for the dates thereof and the results of operations and cash flows for the periods then ended, subject to normal, immaterial, year-end audit adjustments. HereLab Financial Statements are capable of audit under U.S. auditing standards and HereLab has sufficient financial records to prepare the financial statements and financial information required under Item 9.01(a) and (b) of Form 8-K promulgated by the SEC (“Form 8-K”).

5.6              Liabilities. There are no liabilities of HereLab, whether accrued, absolute, contingent or otherwise, which arose or relate to any transaction of HereLab, its agents or servants occurring prior to the period covered by the HereLab Financial Statements which are not disclosed by or reflected in the HereLab Financial Statements. To the Knowledge of HereLab and the Shareholders, there are no circumstances, conditions, happenings, events or arrangements, contractual or otherwise, which may hereafter give rise to liabilities, except in the normal course of business of HereLab.

5.7              Material Changes; Undisclosed Events, Liabilities or Developments. Except for the transactions contemplated by this Agreement, no event, liability, fact, circumstance, occurrence or development has occurred or exists or is reasonably expected to occur or exist with respect to HereLab, or its business, prospects, properties, operations, assets or financial condition that would result in or cause a HereLab Material Adverse Effect. HereLab has not taken any steps, and does not currently expect to take any steps, to seek protection pursuant to any bankruptcy or similar law nor does HereLab have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy or similar proceedings.

5.8              Taxes. All federal, state, foreign, county, and local income, withholding, profits, franchise, occupation, property, sales, use, gross receipts and other taxes (including any interest or penalties relating thereto) and assessments which are due and payable have been duly reported, fully paid and discharged as reported by HereLab, and there are no unpaid taxes which are, or could become a Lien on the properties and assets of HereLab, except as provided for in the HereLab Financial Statements, or have been incurred in the normal course of business of HereLab since that date. All tax returns of any kind required to be filed have been filed and the taxes paid. There are no disputes as to taxes of any nature payable by HereLab.

5.9              Patents and Trademarks. HereLab has, or has rights to use, all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business and which the failure to so have could have or cause a HereLab Material Adverse Effect (collectively, the “HereLab Intellectual Property Rights”). HereLab has not received a notice (written or otherwise) that any of the HereLab Intellectual Property Rights used by HereLab violates or infringes upon the rights of any Person. To the knowledge of HereLab, all such HereLab Intellectual Property Rights are enforceable and there is no existing infringement by another Person of any of the HereLab Intellectual Property Rights. HereLab has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its intellectual properties, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have or cause a HereLab Material Adverse Effect.

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5.10            Litigation. There are no actions, suits, arbitrations, regulatory proceedings or other litigation, proceedings or governmental investigations pending or, to the Knowledge of HereLab, threatened against Shareholders, HereLab or any of its officers or directors in their capacity as such, or any of its properties or businesses, and HereLab has no any Knowledge of any facts or circumstances which may reasonably be likely to give rise to any of the foregoing. Neither HereLab nor any Shareholder is subject to any order, judgment, decree, injunction, stipulation or consent order of or with any court or other Governmental Authority. Neither HereLab nor any Shareholder has entered into any agreement to settle or compromise any proceeding pending or threatened in writing against them which has involved any obligation for which any Shareholder or HereLab or its properties or business has any continuing obligation. There are no claims, actions, suits, proceedings, or investigations pending or, to the Knowledge of HereLab, threatened by or against either HereLab or any Shareholder with respect to this Agreement or the Articles of Exchange, or in connection with the transactions contemplated hereby or thereby and HereLab and Shareholders have no reason to believe there is a valid basis for any such claim, action, suit, proceeding or investigation.

5.11            Consents and Approvals. HereLab and Shareholders have obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement.

5.12            Brokers. Neither HereLab or any Shareholder, nor any of their agents or representatives, has retained any finder, broker, agent, financial advisor or other intermediary in connection with the transactions contemplated by this Agreement.

5.13            Board of Directors and Shareholder Approval. The Board of Directors and shareholders of HereLab, by unanimous written consent, have duly adopted resolutions: (a) approving and declaring advisable this Agreement, the Exchange and the transactions contemplated hereby; (b) determined that the terms of the Exchange are fair to and in the best interests of HereLab and its shareholders; and (c) adopting this Agreement, which resolutions have not been modified, supplemented or rescinded and remain in full force and effect.

5.14            Completion of Due Diligence. Prior to execution of this Agreement, each of HereLab, the Shareholders, and their representatives was granted access to all the facilities, properties, books, Contracts, commitments and records of IIOT reasonably requested by such parties, and were furnished with any and all information concerning IIOT which HereLab, its Shareholders, or their representatives reasonably requested.

5.15            Disclosure. All of the disclosure furnished by or on behalf of HereLab to IIOT regarding HereLab, its businesses and the transactions contemplated hereby, including the disclosure schedules to this Agreement, is true and correct and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

ARTICLE VI.
COVENANTS

6.1              Access to Information and Facilities; Confidentiality.

(a)                From and after the date of this Agreement, HereLab and the Shareholders shall allow IIOT and its representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of HereLab and shall make the officers and employees of HereLab available to IIOT and its representatives as such party or its representatives shall from time to time reasonably request. IIOT and its representatives shall be furnished with any and all information concerning HereLab, which IIOT or its representatives reasonably request and can be obtained by HereLab without unreasonable effort or expense.

(b)                From and after the date of this Agreement, IIOT shall allow HereLab and the Shareholders, and their representatives access during normal business hours to all of the facilities, properties, books, Contracts, commitments and records of IIOT and shall make the officers and employees of IIOT available to HereLab, the Shareholders and their representatives as HereLab, the Shareholders or their representatives shall from time to time reasonably request. HereLab, the Shareholders and their representatives shall be furnished with any and all information concerning IIOT which HereLab, the Shareholders or their representatives reasonably request and can be obtained by IIOT without unreasonable effort or expense.

(c)                With respect to the information disclosed pursuant to this Section, the parties shall maintain the confidentiality of any material non-public information furnished by the other party.

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6.2               Preservation of Business. Subject to the terms of this Agreement, from the date of this Agreement until the Closing Date, each of IIOT and HereLab, as the case may be, shall operate only in the ordinary and usual course of business consistent with past practice, and shall use reasonable commercial efforts to: (a) preserve intact its present business organization, as the case may be; (b) preserve the good and advantageous relationships of IIOT and HereLab, as the case may be, with employees and other Persons material to the operation of their respective businesses; and (c) not permit any action or omission within its control which would cause any of the representations or warranties of HereLab, the Shareholders, or IIOT, as the case may be, contained herein to become inaccurate in any material respect or any of the covenants of HereLab, the Shareholder, or IIOT, as the case may be, to be breached in any material respect.

6.3               Conduct of Business. Neither HereLab nor IIOT shall engage in any extraordinary transactions affecting the transactions contemplated by this Agreement without the other party or parties’ prior written consent, including, without limitation the following: (i) the Shareholders shall not transfer or dispose of their shares of IIOT, grant any options or rights to such shares, or in any way encumber the shares; (ii) HereLab shall not issue any equity shares or rights to purchase or instruments convertible into equity shares of HereLab; (iii) neither HereLab nor IIOT shall pay any dividends or redeem any securities; (iv) neither HereLab nor IIOT shall borrow any funds or incur any debt or other obligations; and (v) no party hereto shall take any action which would have a material negative effect on the proposed Exchange.

6.4               Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of: (a) the occurrence, or non-occurrence, of any event that would be likely to cause any condition to the obligations of any party to effect the Exchange and the other transactions contemplated by this Agreement not to be satisfied; or (b) the failure of IIOT or HereLab, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would reasonably be expected to result in any condition to the obligations of any party to effect the Exchange and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.

6.5               Consents and Approvals.

(a)                Each of HereLab and the Shareholders shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it or them of this Agreement and the consummation of the transactions contemplated hereby. HereLab and the Shareholders shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of HereLab or the Shareholders, as applicable, pursuant to Applicable Law in connection with this Agreement and the transactions contemplated hereby.

(b)                IIOT shall use commercially reasonable efforts to obtain all consents, approvals, certificates and other documents required in connection with the performance by it of this Agreement and the consummation of the transactions contemplated hereby. IIOT shall make all filings, applications, statements and reports to all Governmental Authorities and other Persons that are required to be made prior to the Closing Date by or on behalf of IIOT pursuant to Applicable Law or otherwise in connection with this Agreement and the transactions contemplated hereby.

6.6               Shareholder Approval. HereLab shall provide Shareholder Approval of the Exchange and this Agreement, and the transactions contemplated thereby, as soon as practicable following the date of this Agreement.

6.7               Supplemental Information. From time to time prior to the Closing, HereLab and the Shareholders, on the one hand, and IIOT, on the other hand, shall promptly disclose in writing to the other any matter hereafter arising which, if existing, occurring or known at the date of this Agreement would have been required to be disclosed to the other parties hereto or which would render inaccurate any of the representations, warranties or statements set forth in ARTICLE IV and ARTICLE V, respectively, hereof.

6.8               Exclusive Dealing. From the date of this Agreement until Closing or termination hereof pursuant to Section 11.1, neither HereLab nor the Shareholders shall, directly or indirectly, through any representative or otherwise, solicit, negotiate with or in any manner encourage, discuss or accept any proposal of any other person relating to the acquisition of HereLab, shares of its capital stock purchased from HereLab or the Shareholders, or its assets or business, in whole or in part, whether through direct purchase, merger, consolidation, or other business combination.

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6.9               Implementing Agreement. Subject to the terms and conditions hereof, each party hereto shall use its or his commercially reasonable efforts to take, or cause to be taken, all appropriate action required of it to consummate and make effective the transactions contemplated by this Agreement.

6.10            Tax-Free Reorganization Treatment.

(a)                IIOT, the Shareholders, and HereLab shall use their commercially reasonable efforts, and cause their respective Affiliates to use their commercially reasonable efforts, to take or cause to be taken any action necessary for the Exchange to qualify as a reorganization within the meaning of Section 368(a) of the Code. Neither IIOT, any Shareholder, nor HereLab shall, nor shall they permit any of their respective representatives or Affiliates to, take or cause to be taken any action that could reasonably be expected to prevent the Exchange from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(b)                This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning Treasury Regulation Sections 1.368-2(g) and 1.368-3(a). Each of IIOT, the Shareholders, and HereLab shall report the Exchange as a reorganization within the meaning of Section 368 of the Code, unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(c)                Notwithstanding the foregoing, neither HereLab or IIOT, nor any representative of, or legal counsel or consultant for, HereLab or IIOT warrants that the Exchange will qualify as a tax-free reorganization.

6.11            Financial Statements. Following Closing HereLab shall prepare and furnish audited financial statements in compliance with Item 9.01(a) of Form 8-K (the “HereLab 8-K Financial Statements”) and shall furnish financial information of HereLab for compliance with Item 9.01(b) of Form 8-K for filing by IIOT not later than 75 days following the Closing Date. Shareholders shall cooperate in all material respects with the preparation of these financial statements and financial information.

ARTICLE VII.

MUTUAL INDEMNIFICATION

7.1               Indemnification.

(a)                HereLab and the Shareholders, jointly and severally, covenant and agree to defend, indemnify and hold harmless IIOT its officers, directors, and each person who controls IIOT within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (A) any inaccuracy in or breach of any representation or warranty made by HereLab or any Shareholder in this Agreement; or (B) the failure of HereLab or any Shareholder to perform or observe fully any covenant, agreement or provision to be performed or observed by such party pursuant to this Agreement.

(b)                IIOT covenants and agrees to defend, indemnify and hold harmless HereLab and the Shareholders, HereLab’s officers, directors, and each person who controls HereLab within the meaning of the Securities Act from and against any damages (including reasonable attorneys’, accountants’, and experts’ fees, disbursements of counsel, and other related costs and expenses) arising out of or resulting from: (A) any inaccuracy in or breach of any representation or warranty made by IIOT in this Agreement; or (B) the failure by IIOT to perform or observe any covenant, agreement or condition to be performed or observed by it pursuant to this Agreement.

7.2               Third Party Claims.

(a)                If any party entitled to be indemnified pursuant to Section 7.1 (an “Indemnified Party”) receives notice of the assertion by any third party of any claim or of the commencement by any such third person of any actual or threatened claim, action, suit, arbitration, hearing, inquiry, proceeding, complaint, charge or investigation by or before any governmental entity or arbitrator and an appeal from any of the foregoing (any such claim or Action being referred to herein as an “Indemnifiable Claim”) with respect to which another party hereto (an “Indemnifying Party”) is or may be obligated to provide indemnification, the Indemnified Party shall promptly notify the Indemnifying Party in writing (the “Claim Notice”) of the Indemnifiable Claim; provided, that the failure to provide such notice shall not relieve or otherwise affect the obligation of the Indemnifying Party to provide indemnification hereunder, except to the extent that any damages directly resulted or were caused by such failure.

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(b)                The Indemnifying Party shall have 30 days after receipt of the Claim Notice to undertake, conduct and control, through counsel of its own choosing, and at its expense, the settlement or defense thereof, and the Indemnified Party shall cooperate with the Indemnifying Party in connection therewith; provided, that (A) the Indemnifying Party shall permit the Indemnified Party to participate in such settlement or defense through counsel chosen by the Indemnified Party (subject to the consent of the Indemnifying Party, which consent shall not be unreasonably withheld), provided that the fees and expenses of such counsel shall not be borne by the Indemnifying Party, and (Bi) the Indemnifying Party shall not settle any Indemnifiable Claim without the Indemnified Party’s consent. So long as the Indemnifying Party is vigorously contesting any such Indemnifiable Claim in good faith, the Indemnified Party shall not pay or settle such claim without the Indemnifying Party’s consent, which consent shall not be unreasonably withheld.

(c)                If the Indemnifying Party does not notify the Indemnified Party within 30 days after receipt of the Claim Notice that it elects to undertake the defense of the Indemnifiable Claim described therein, the Indemnified Party shall have the right to contest, settle, or compromise the Indemnifiable Claim in the exercise of its reasonable discretion; provided, that the Indemnified Party shall notify the Indemnifying Party of any compromise or settlement of any such Indemnifiable Claim.

7.3              Maximum Liability. In no event shall the aggregate liability of all Indemnifying Parties under either 7.2(a) or 7.2(b) this Article VII exceed $50,000.

7.4              Indemnification Non-Exclusive. The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory, equitable, or common-law remedy any party may have for breach of representation, warranty, covenant or agreement.

ARTICLE VIII.
CONDITIONS PRECEDENT TO OBLIGATIONS OF IIOT

The obligations of IIOT under this Agreement are subject to the satisfaction (or waiver by IIOT) of the following conditions precedent on or before the Closing Date:

8.1               Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of HereLab and the Shareholders contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

8.2               Compliance with Agreements and Covenants. HereLab and the Shareholders shall have performed and complied in all material respects with all of their covenants, obligations and agreements contained in this Agreement to be performed and complied with by them on or prior to the Closing Date.

8.3               Officer’s and Shareholder’s Certificate. IIOT shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to IIOT), executed by the chief executive officer of HereLab and by the Shareholders, certifying to the fulfillment of the conditions specified in subsections 8.1 and 8.2 hereof.

8.4               Consents and Approvals. HereLab and the Shareholders shall have received written evidence satisfactory to IIOT that all consents and approvals required for the consummation of the transactions contemplated hereby have been obtained, and all required filings have been made.

8.5               No Material Adverse Change. At the Closing Date, there shall have been no material adverse change in the assets, liabilities, prospects, financial condition or business of HereLab or the Shareholders. Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute an HereLab Material Adverse Effect.

8.6               Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to constitute an HereLab Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

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8.7               Approval of Exchange. The Shareholders shall have approved this Agreement and the Exchange contemplated hereby in accordance with the DGCL.

8.8               Compliance with Securities Laws. IIOT shall be satisfied that the transfer of the HereLab Common Stock in connection with Exchange shall be exempt from registration under Regulation D of the Securities Act and Section 4(a)(2) of the Securities Act and all applicable state securities laws, and that, unless expressly waived by IIOT in writing, each of the Shareholders is an “accredited investor” as defined in Rule 501(a) of Regulation D promulgated by the SEC under the Securities Act.

ARTICLE IX.
CONDITIONS PRECEDENT TO OBLIGATIONS OF HereLab

The obligations of HereLab and the Shareholders under this Agreement are subject to the satisfaction (or waiver by HereLab and the Shareholders) of the following conditions precedent on or before the Closing Date:

9.1               Representations and Warranties. Without supplementation after the date of this Agreement, the representations and warranties of IIOT contained in this Agreement shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects, as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects, as of the Closing Date, with the same force and effect as if made as of the Closing Date.

9.2               Compliance with Agreements and Covenants. IIOT shall have performed and complied in all material respects with all of its covenants, obligations and agreements contained in this Agreement to be performed and complied with by it on or prior to the Closing Date.

9.3               Officer’s Certificates. HereLab and the Shareholders shall have been furnished with a certificate (dated as of the Closing Date and in form and substance reasonably satisfactory to HereLab and the Shareholders), executed by an executive officer of IIOT, certifying to the fulfillment of the conditions specified in subsections 9.1 and 9.2 hereof.

9.4               No Material Adverse Change. At the Closing Date, there shall have been no material adverse change in the assets, liabilities, financial condition or business of IIOT. Between the date of this Agreement and the Closing Date, there shall not have occurred an event that would reasonably be expected to constitute a IIOT Material Adverse Effect.

9.5               Actions or Proceedings. No action or proceeding by any Governmental Authority or other Person shall have been instituted or threatened which: (a) is likely to constitute an IIOT Material Adverse Effect; or (b) could enjoin, restrain or prohibit, or could result in substantial damages in respect of, any provision of this Agreement or the consummation of the transactions contemplated hereby.

9.6               Approval of Exchange. IIOT shall have approved this Agreement and the Exchange contemplated hereby in accordance with the NRS.

ARTICLE X.

PRE-CLOSING TERMINATION

10.1            Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the Exchange contemplated hereby may be abandoned at any time prior to the Closing Date, only as follows:

(a)                by mutual written agreement of IIOT and HereLab;

(b)                by IIOT (if IIOT is then not in material breach of its obligations under this Agreement) if: (i) a material default or breach shall be made by HereLab or the Shareholders with respect to the due and timely performance of any of its or his covenants and agreements contained herein and such default is not cured within 30 days; (ii) HereLab or the Shareholders makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects an HereLab Material Adverse Effect after the date of this Agreement; (iii) a HereLab Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) Closing shall not have occurred on or before December 31, 2011;

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(c)                by HereLab and the Shareholders (if neither HereLab nor the Shareholders is then in material breach of their obligations under this Agreement) if: (i) a material default or breach shall be made by IIOT with respect to the due and timely performance of any of its covenants and agreements contained herein and such default is not cured within 30 days; (ii) IIOT makes an amendment or supplement to any schedule hereto and such amendment or supplement reflects a IIOT Material Adverse Effect after the date of this Agreement; (iii) an IIOT Material Adverse Effect shall have occurred after the date of this Agreement; or (iv) Closing shall not have occurred on or before December 31, 2011.

10.2            Effect of Termination. In the event of termination of this Agreement authorized pursuant to Section 11.1 hereof, written notice thereof shall be given to the other parties and all obligations of the parties shall terminate and, except as otherwise provided in this Section, no party shall have any right against any other party hereto for any loss, damage, expense (including out-of-pocket expenses) or liability, including, without limitation, reasonable attorneys’ fees and disbursements arising out of the preparation and execution of this Agreement, fulfilling in whole in part its obligations under this Agreement or otherwise incurred by a party in any action or proceeding between such party and the other party hereto or between such party and a third party, which is determined to have been sustained, suffered or incurred by a party and to have arisen from or in connection with an event or state of facts which is subject to claim under this Agreement.

ARTICLE XI.
POST-CLOSING RESCISSION

11.1            Grounds for Rescission. The following events shall be deemed grounds for rescission of this Agreement and the Exchange as provided herein (each a “Rescission Event”):

(a)                failure of HereLab or the Shareholders to comply with Section 6.11 above within the period provided therein or a material difference between the HereLab Financial Statements and the HereLab 8-K Financial Statements;

(b)                during the period ending 90 days following the Closing Date, HereLab or a Shareholder declares a breach by IIOT of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which inaccuracy or breach has resulted in a IIOT Material Adverse Effect, and which cannot be, or has not been, cured within ten days after written notice of such breach is given to IIOT by HereLab or a Shareholder;

(c)                during the period ending 90 days following the Closing Date, IIOT declares a breach by HereLab or any Shareholder of any representation or warranty contained in this Agreement or of any covenant contained in this Agreement, which inaccuracy or breach has resulted in a HereLab Material Adverse Effect, and which cannot be, or has not been, cured within ten days after written notice of such breach is given to HereLab or the Shareholder by IIOT; or

(d)                during the period ending 90 days following the Closing Date, IIOT becomes Insolvent.

11.2            Notice of an Rescission Event. In order to enforce a rescission of this Agreement, the party seeking to enforce rescission must provide notice to the other party reasonably detailing the Rescission Event and providing the other party not less than ten days to cure the Rescission Event (the “Cure Period”). If this Rescission Event is not cured within the Cure Period, the party giving notice may declare this Agreement rescinded by giving notice to the other party or parties. The curing of a Rescission Event during the Cure Period shall not prohibit a party from declaring another or subsequent Rescission Event.

11.3            Effect of Rescission. The parties hereto agree that if this Agreement is rescinded under Section 11.2, this Agreement shall be cancelled and rescinded effective retroactive as of the date of Closing Date, and this Agreement and all transactions arising here from shall be null and void ab initio. Each of the parties hereto further agrees to take all steps necessary and proper to accomplish the rescission, including the following actions:

(a)                Each of the Shareholders shall return to IIOT the stock certificates representing the IIOT Shares, duly endorsed for cancellation;

(b)                IIOT shall cause HereLab to issue on its stock records the HereLab shares cancelled in exchange for the IIOT Shares and shall cancel the HereLab shares issued to IIOT under the Exchange;

(c)                IIOT shall return to HereLab, and HereLab shall return to IIOT, any assets of the other party not spent or consumed in the ordinary course of business;

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(d)                HereLab shall cause any of its Affiliates to return to IIOT for cancellation any stock or other equity awards granted by IIOT to the Affiliates; and

(e)                The parties shall take any further actions reasonably requested by the other party or parties to place IIOT, HereLab, and the Shareholders in the same position as prior to Closing, taking into account the normal course of business of the parties after closing and prior to rescission of this Agreement.

ARTICLE XII.
MISCELLANEOUS

12.1            Certain Definitions. As used herein, the following terms shall have the meanings set forth below:

“Affiliate” shall mean any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 405 under the Securities Act.

“Applicable Law” shall mean all Laws, to the extent applicable to any Person.

“Contract” shall mean any contract, lease, commitment or understanding, sales order, purchase order, agreement, indenture, mortgage, note, bond, instrument or license, whether written or verbal, which is intended or purports to be a binding and enforceable agreement.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means U.S. generally accepted accounting principles

“Governmental Authority” shall mean: (a) the government of the United States: (b) the government of any foreign country; (c) the government of any state or political subdivision of the government of the United States or the government of any foreign country; or (d) any entity, body or authority exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“HereLab Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of HereLab; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a)(i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting the United States economy or financial markets in general; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by HereLab approved or consented to in writing by IIOT.

“IIOT Material Adverse Effect” shall mean any change or effect that is, or is reasonably likely to be, materially adverse to the business, assets and liabilities (taken together), financial condition or operations or results of operations of IIOT and its subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed (either alone or in combination) to constitute such a change or effect: (a) (i) any adverse change attributable to the announcement or pendency of the transactions contemplated by this Agreement; or (ii) any adverse change attributable to or conditions generally affecting (A) the mortgage banking or brokerage industries as a whole; (B) the United States economy or financial markets in general; or (C) any foreign economy or financial markets in any location where IIOT has material operations or sales; (b) any act or threat of terrorism or war anywhere in the world, any armed hostilities or terrorist activities anywhere in the world, any threat or escalation of armed hostilities or terrorist activities anywhere in the world or any governmental or other response or reaction to any of the foregoing; or (c) any action by IIOT approved or consented to in writing by HereLab.

“Insolvent” shall mean the circumstance where a IIOT cannot raise enough cash to meet its obligations or the obligations of its consolidated subsidiaries, or to pay debts of IIOT or its consolidated subsidiaries as they become due for payment, but does not include when the value of IIOT’s total or consolidated assets is less than its total liabilities.

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“Knowledge” shall mean, as it relates to HereLab, the actual knowledge of the Shareholders, in each case upon reasonable inquiry; and as it relates to IIOT, the actual knowledge of Giro DiBiase, in each case upon reasonable inquiry.

“Law” shall mean any law, statute, regulation, ordinance, rule, order, decree, judgment, consent decree, settlement agreement or governmental requirement enacted, promulgated, entered into, agreed or imposed by any Governmental Authority.

“Lien” shall mean any mortgage, lien, charge, restriction, pledge, security interest, option, lease or sublease, claim, right of any third party, easement, encroachment or encumbrance upon any of the assets or properties of any Person.

“Material” or “materially” (whether or not capitalized) except as otherwise specifically defined in this Agreement, when used in this Agreement refer, with respect to a given Person, to a level of significance that would have affected any decision of a reasonable person in that Person’s position regarding whether to enter into this Agreement or would affect any decision of a reasonable person in that Person’s position regarding whether to consummate the transactions contemplated by this Agreement.

“Permit” shall mean a permit, license, registration, certificate of occupancy, approval or other authorization issued by any Governmental Authority.

“Person” shall mean any corporation, proprietorship, firm, partnership, limited partnership, trust, association, individual or other entity.

“SEC” shall mean the U.S. Securities and Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Other Definitions. In addition to the terms set forth in Section 12.1 and elsewhere in this Agreement, each of the following terms is defined in the section set forth opposite such term:

Defined Term	Location
Agreement	Preamble
Articles of Exchange	§1.2
Claim Notice	§7.2(a)
Closing	§3.1
Closing Date	§3.1
Code	Recitals
Cure Period	§11.2
DGCL	Recitals
Effective Time	§1.2
Form 8-K	§5.5
HereLab	Preamble
HereLab Common Stock	§5.4
HereLab Financial Statements	§5.5
HereLab 8-K Financial Statements	§6.11
HereLab Intellectual Property Rights	§5.9
HereLab Shares	§2.2
Indemnifiable Claim	§7.2(a)
Indemnified Party	§7.2(a)
Indemnifying Party	§7.2(a)
IIOT	Preamble
IIOT Common Stock	§4.4
IIOT Financial Statements	§4.5
IIOT Intellectual Property Rights	§4.9
IIOT Shares	§2.1
Exchange	Recitals
NRS	Recitals
Rescission Event	§11.1
SEC Reports	§4.5
Shareholders	Preamble

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12.2            Expenses. Except as otherwise expressly provided herein, each party hereto shall bear its own expenses with respect to this Agreement and the transactions contemplated hereby. IIOT shall not pay for any of the expenses, directly or indirectly, incurred by the Shareholders related to this reorganization transaction.

12.3            Amendment. This Agreement may only be amended, modified or supplemented pursuant to a written agreement signed by each of the parties hereto.

12.4            Survival of Representations and Warranties. Except for an action under Article VII above, all covenants, representations and warranties made herein shall survive the Closing of this Agreement and shall continue in full force and effect for a period of one year from the Closing Date, at the end of which period no claim may be made with respect to any such covenant, representation, or warranty unless such claim shall have been asserted in writing to the other party during such period.

12.5            Press Release; Public Announcements. The parties shall not make any other public announcements in respect of this Agreement or the transactions contemplated herein without prior consultation and written approval by the other party as to the form and content thereof, which approval shall not be unreasonably withheld. Notwithstanding the foregoing, any party may make any disclosure which its counsel advises is required by Applicable Law or regulation, including the intended filing of a report on Form 8-K with the SEC, in which case the other party shall be given such reasonable advance notice as is practicable in the circumstances and the parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued.

12.6            Notices. Any notice, demand, request, waiver or other communication required or permitted to be given pursuant to this Agreement must be in writing (including electronic format) and will be deemed by the parties to have been received (i) upon delivery in person (including by reputable express courier service) at the address set forth below; (ii) upon delivery by electronic mail (as verified by a printout showing satisfactory transmission) at the electronic mail address set forth below (if sent on a business day during normal business hours where such notice is to be received and if not, on the first business day following such delivery where such notice is to be received); or (iii) upon three business days after mailing with the United States Postal Service if mailed from and to a location within the continental United States by registered or certified mail, return receipt requested, addressed to the address set forth below. Any party hereto may from time to time change its physical or electronic address for notices by giving notice of such changed address or number to the other party in accordance with this section.

If to IIOT at:	IIOT-OXYS, Inc.
705 Cambridge Street
Cambridge, MA 02141
Attention: Giro DiBiase, CEO
Email Address: giro@oxyscorp.com

With a copy (which will not constitute notice) to:	Vance, Higley & Associates, P.C.
1656 Reunion Avenue
Suite 250
South Jordan, UT 84095
Attention: Ronald N. Vance, Esq.
Facsimile No. (801) 446-8803
Email Address: ron@vancelaw.us

If to HereLab or Shareholders at:	HereLab, Inc.
10 Rock Pond Road
West Tisbury MA 02575
Attention: Patrick Phillips, CEO
Email Address: patrick@herelab.io

With a copy (which will not constitute notice) to:	[If no one, please initial box [PRP]]

Attention:
Facsimile No.
Email Address:

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12.7            Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

12.8            Interpretation. The headings preceding the text of Articles and Sections included in this Agreement are for convenience only and shall not be deemed part of this Agreement or be given any effect in interpreting this Agreement. The use of the masculine, feminine or neuter gender herein shall not limit any provision of this Agreement. The use of the terms “including” or “include” shall in all cases herein mean “including, without limitation” or “include, without limitation,” respectively.

12.9            Applicable Law and Venue. This Agreement and the rights and duties of the parties hereto shall be construed and determined in accordance with the laws of the State of New Jersey (without giving effect to any choice or conflict of law provisions), and any and all actions to enforce the provisions of this Agreement shall be brought in a court of competent jurisdiction in the State of New Jersey and in no other place.

12.10        Attorneys’ Fees. If any legal action or any arbitration or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default, or misrepresentation in connection with any of the provisions of this Agreement, the successful or prevailing party or parties will be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which it or they may be entitled.

12.11        Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that no assignment of any rights or obligations shall be made by any party without the prior written consent of all the other parties hereto.

12.12        No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and, to the extent provided herein, their respective directors, officers, employees, agents and representatives, and no provision of this Agreement shall be deemed to confer upon other third parties any remedy, claim, liability, reimbursement, cause of action or other right.

12.13        Further Assurances. Upon the reasonable request of the parties hereto, the other parties hereto shall, on and after the Closing Date, execute and deliver such other documents, releases, assignments and other instruments as may be required to effectuate completely the transactions contemplated by this Agreement.

12.14        Severability. If any provision of this Agreement shall be held invalid, illegal or unenforceable, the validity, legality or enforceability of the other provisions hereof shall remain in full force and shall not be affected thereby, and there shall be deemed substituted for such invalid, illegal or unenforceable provision a valid, legal and enforceable provision as similar as possible to the provision at issue.

12.15        Remedies Cumulative. The remedies provided in this Agreement shall be cumulative and shall not preclude the assertion or exercise of any other rights or remedies available by law, in equity or otherwise.

12.16        Entire Understanding. This Agreement sets forth the entire agreement and understanding of the parties hereto and supersedes all prior agreements, letters of intent, arrangements and understandings between the parties, including the Letter of Intent dated September 11, 2017, as amended, between the parties hereto.

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12.17        Exhibits and Schedules. Each of the Closing deliverables, exhibits, schedules, or similar attachments referenced in this Agreement is annexed hereto and is incorporated herein by this reference and expressly made a part hereof.

12.18        Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile transmissions of any signed original document, or transmission of any signed facsimile document, shall constitute delivery of an executed original. At the request of any of the parties, the parties shall confirm facsimile transmission signatures by signing and delivering an original document.

12.19        Full Knowledge. By their signatures, the parties acknowledge that they have carefully read and fully understand the terms and conditions of this Agreement, that each party has had the benefit of counsel, or has been advised to obtain counsel, and that each party has freely agreed to be bound by the terms and conditions of this Agreement. To the extent that a party elects not to consult with such counsel, the party hereby waives any defense to inadequate representation by counsel. HereLab and Shareholders expressly acknowledges that Vance, Higley and Associates, P.C., has not provided representation to them in connection with this Agreement or the transactions contemplated hereby.

SIGNATURE PAGE FOLLOWS

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SIGNATURE PAGE

IN WITNESS WHEREOF, each of the parties hereto has caused this Stock Exchange Agreement to be executed and delivered on the respective day and year set forth below.

IIOT-OXYS, Inc.

Date: December 13, 2017	By: /s/ Giro DiBiase
Giro DiBiase, CEO

HereLab, Inc.

Date: December 14, 2017	By: /s/ Patrick Phillips
Patrick Phillips, CEO

SHAREHOLDERS:

Date: December 14, 2017	/s/ Patrick Phillips
Patrick Phillips, an individual

Date: December 14, 2017	/s/ Andrew Lindsay
Andrew Lindsay, an individual

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